Exhibit 10.7

FTAC PARNASSUS ACQUISITION CORP.

2929 Arch Street, Suite 1703

Philadelphia, PA 19104

June 8, 2021

FTAC Parnassus Sponsor, LLC

2929 Arch Street, Suite 1703

Philadelphia, PA 19104

Re: Amended and Restated Administrative Services Agreement

Gentlemen:

This amended and restated letter agreement by and between FTAC Parnassus Acquisition Corp. (the “Company”) and FTAC Parnassus Sponsor, LLC (“Sponsor”), dated as of the date hereof, amends and restates that certain letter agreement between the parties dated March 11, 2021, and confirms our agreement that, continuing until the earlier of the consummation by the Company of an initial business combination or the Company’s liquidation (in each case as described in the Registration Statement on Form S-1 and prospectus filed with the U.S. Securities and Exchange Commission) (such earlier date hereinafter referred to as the “Termination Date”):

(i) Sponsor or one of its affiliates shall make available to the Company, at 2929 Arch Street, Philadelphia, PA (or any successor location of Sponsor or its affiliates), certain office space, utilities, and shared personnel support services as may be reasonably requested by the Company. In exchange therefor, the Company shall pay Sponsor the sum of $20,000 per month for the month of June 2021 and $27,500 per month for the month of July 2021 and continuing monthly thereafter until the Termination Date; and

(ii) Sponsor hereby irrevocably waives any and all right, title, interest, causes of action and claims of any kind (each, a “Claim”) in or to, and any and all right to seek payment of any amounts due to it out of, the trust account established for the benefit of the public stockholders of the Company and into which substantially all of the proceeds of the Company’s initial public offering were deposited (the “Trust Account”), and hereby irrevocably waives any Claim it may have in the future as a result of, or arising out of, this letter agreement, which Claim would reduce, encumber or otherwise adversely affect the Trust Account or any monies or other assets in the Trust Account, and further agrees not to seek recourse, reimbursement, payment or satisfaction of any Claim against the Trust Account or any monies or other assets in the Trust Account for any reason whatsoever.

This letter agreement may not be amended, modified or waived as to any particular provision, except by a written instrument executed by the parties hereto.

No party hereto may assign either this letter agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party (provided, that, Sponsor may assign all or any portion of its right to receive any payment hereunder to any of its affiliates that provides applicable office space, utilities or services hereunder). Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee.

This letter agreement, the entire relationship of the parties hereto, and any litigation between the parties (whether grounded in contract, tort, statute, law or equity) shall be governed by, construed in accordance with, and interpreted pursuant to the laws of the Commonwealth of Pennsylvania, without giving effect to its choice of laws principles.

Very truly yours,

FTAC PARNASSUS ACQUISITION CORP.

By:	/s/ Ryan M. Gilbert
	Name:	Ryan M. Gilbert
	Title:	President and Chief Executive Officer

[Signature Page to A&R Administrative Services Agreement]

AGREED TO AND ACCEPTED BY:

FTAC PARNASSUS SPONSOR, LLC

By:	/s/ Daniel G. Cohen
	Name:	Daniel G. Cohen
	Title:	Manager

[Signature Page to A&R Administrative Services Agreement]

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